FS-6 Page 1 of 2
Conectiv Thermal Systems, Inc. Consolidated Balance Sheet (Dollars in Thousands) (Unaudited)

ASSETS	As of September 30, 2002

Current Assets
Cash and cash equivalents	*
Accounts receivable	*
Inventories, at average cost
Fuel (coal, oil and gas)	*
Materials and supplies	*
Income tax benefit receivable	*
Other prepayments	*
*
Investments
Funds held by trustee	*

Property, Plant and Equipment
Property, plant and equipment	*
Less: Accumulated depreciation	*
Net Plant	*
Intangibles	*
Construction work-in-progress	*
*
Deferred Charges and Other Assets
Unamortized debt expense	*
Other	*
*

Total Assets	*

LIABILITIES AND OWNER'S EQUITY

Current Liabilities
Accounts payable	*
Accounts payable to associated companies	*
Interest accrued	*
Money pool lendings	*
Other	*
*
Deferred Credits and Other Liabilities
Pension and OPEB	*
Deferred income taxes, net	*
Other	*
*
Capitalization
Additional paid-in capital	*
Retained deficit	*
Conectiv money pool loan	*
Total equity	*

Variable rate demand bonds	*
Total capitalization	*

Total Capitalization and Liabilities	*

* Filed under request for confidential treatment pursuant to Rule 104(b) of the Public Utility Holding Company Act of 1935.
FS-6 Page 2 of 2
Conectiv Thermal Systems, Inc. Consolidated Statements of Income (Dollars in Thousands) (Unaudited)

Nine Months Ended September 30, 2002

OPERATING REVENUES	*

OPERATING EXPENSES
Cost of sales	*
Operation and maintenance	*
Depreciation and amortization	*
Taxes other than income taxes	*
*
OPERATING INCOME	*

OTHER INCOME	*

INTEREST EXPENSE
Interest charges	*
Allowance for borrowed funds used during construction and capitalized interest	*
*

INCOME BEFORE INCOME TAXES	*

INCOME TAXES	*

NET INCOME	*

* Filed under request for confidential treatment pursuant to Rule 104(b) of the Public Utility Holding Company Act of 1935.